This preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 8, 2009

Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-155418-02

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 18, 2008)

Carolina Power & Light Company d/b/a
Progress Energy Carolinas, Inc.

$

First Mortgage Bonds
     % Series due 20

The bonds will mature on January 15, 20  . We will pay interest on the bonds on January 15 and July 15 of each year, commencing July 15, 2009. The bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount. We may redeem some or all of the bonds at any time at the make-whole redemption price described in this prospectus supplement under “Certain Terms of the Bonds — Optional Redemption.” There is no sinking fund for the bonds. The bonds are not obligations of, nor guaranteed by, Progress Energy, Inc., our corporate parent.

The bonds are secured by the lien of our mortgage and rank equally with all of our other first mortgage bonds from time to time outstanding. The lien of our mortgage is discussed under “Description of First Mortgage Bonds — Security” on page 6 of the accompanying prospectus.

We do not intend to list the bonds on any securities exchange or to include them in any automated quotation system.

Investing in our bonds involves risks. See “Risk Factors” on page S-6 of this prospectus supplement and the Risk Factors section of our most recent Annual Report on Form 10-K.

	Per Bond	Total

Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to us before expenses	%	$

The public offering price set for the above does not include accrued interest, if any. Interest on the bonds will accrue from their issue date and must be paid by the purchasers if the bonds are delivered after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The bonds are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking société anonyme, against payment in New York, New York on or about January   , 2009.

Joint Book-Running Managers

Deutsche Bank Securities	Goldman, Sachs & Co.

Co-Managers

Banc of America Securities LLC
Mitsubishi UFJ Securities
BNY Mellon Capital Markets, LLC
SunTrust Robinson Humphrey
BB&T Capital Markets
The date of this prospectus supplement is January   , 2009

Prospectus Supplement

Prospectus

About this Prospectus	i
Our Company	i
Use of Proceeds	i
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	i
Where You Can Find More Information	ii
Documents Incorporated by Reference	ii
Risk Factors	1
Safe Harbor for Forward-Looking Statements	2
Description of First Mortgage Bonds	4
Description of Senior Notes	9
Description of Debt Securities	19
Description of Preferred Stock	29
Global Securities	33
Plan of Distribution	34
Experts	35
Legal Matters	35

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, provides more general information about the securities that we may offer from time to time, some of which may not apply to the bonds we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the bonds varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you or that is contained in any free writing prospectus relating to the bonds. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the bonds in any jurisdiction where an offer or sale of them is not permitted. The information in this prospectus supplement may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Carolina Power & Light Company,” “Progress Energy Carolinas,” “we,” “us,” and “our,” or similar terms, are to Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. In this prospectus supplement, references to “bonds” are to the First Mortgage Bonds,     % Series due 20  .

iii

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

We have included in this document, and in the documents incorporated by reference into this document, “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. We have used the words or phrases such as “anticipate,” “will likely result,” “will continue,” “intend,” “may,” “expect,” “believe,” “plan,” “will,” “estimate,” “should” and variations of such words and similar expressions in this document and in the documents incorporated by reference to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, objectives, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such forward-looking statements. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. Many, but not all of the factors that may impact actual results are discussed under the heading “Safe Harbor For Forward-Looking Statements” in the accompanying prospectus and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this document, and under the “Risk Factors” section contained in this prospectus supplement. You should carefully read these sections. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, the financial statements and other documents incorporated by reference and any related free writing prospectus. You should carefully read the “Risk Factors” sections that are contained in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this document, to determine whether an investment in our bonds is appropriate for you.

Progress Energy Carolinas

We are a regulated public utility founded in 1908 under the laws of North Carolina. We are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina, including a substantial portion of the coastal plain of North Carolina extending from the Piedmont to the Atlantic coast between the Pamlico River and the South Carolina border, the lower Piedmont section of North Carolina, an area in western North Carolina in and around the City of Asheville and an area in northeastern South Carolina.

At September 30, 2008, we billed approximately 1.4 million customers. For the nine months ended September 30, 2008, approximately 38% of our billed electric revenues were derived from residential customers, 26% from commercial customers, 17% from wholesale customers, 17% from industrial customers and 2% from other retail customers.

At September 30, 2008, we had installed summer generating capacity of 12,414 megawatts, including approximately 700 megawatts of jointly-owned generating capacity, through a system of 18 power plants. Over the twelve months ended September 30, 2008, our energy supply was comprised of approximately 46% coal, 44% nuclear, 6% purchased power and 4% oil, gas and hydroelectric.

Recent Development

Market Decline to Result in Increased Contributions to Benefit Plan Assets

The performance of the capital markets affects the value of the assets that are held in trust to satisfy future obligations under our defined benefit pension plans. The recent deterioration of the capital markets has led to a decline in the market value of these assets and a reduction in the benchmark discount rate. Accordingly, we expect that our future funding requirements of the obligations under our defined benefit plans to significantly increase.

Summary of the Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the bonds, see “Certain Terms of the Bonds” beginning on page S-9 and “Description of First Mortgage Bonds” beginning on page S-14 of this prospectus supplement and page 4 of the accompanying prospectus.

Issuer	Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. The bonds are not obligations of, nor guaranteed by, Progress Energy, Inc.

Bonds	We are offering $ aggregate principal amount of first mortgage bonds.

Interest Rate	% per year.

Maturity Date	January 15, 20 .

Interest Payment Dates	Interest on the bonds will be payable semi-annually in arrears on January 15 and July 15, commencing July 15, 2009, to holders of record on January 5 and July 5, as applicable.

Optional Redemption	We may redeem some or all of the bonds at any time at the make-whole redemption price described under “Certain Terms of the Bonds-Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Ranking	The bonds will be secured by the lien of the Mortgage, as defined in the accompanying prospectus, and will rank equally with all other outstanding first mortgage bonds. At September 30, 2008, we had outstanding approximately $3.0 billion in aggregate principal amount of first mortgage bonds. See “Certain Terms of the Bonds — Ranking and Security.”

Sinking Fund	There is no sinking fund for the bonds.

Issuance of Additional First Mortgage Bonds	As of October 31, 2008, we could issue additional first mortgage bonds under the Mortgage in amounts equal to approximately (i) $4.0 billion based upon property additions and (ii) $1.5 billion based upon retirements of previously issued first mortgage bonds ($ billion after giving effect to this offering and the application of the proceeds herefrom).

Further Issues of the Bonds	Initially, the bonds will be limited to $ aggregate principal amount. We may, subject to the provisions of the Mortgage, “reopen” the bonds and issue additional bonds, without the consent of the holders of the bonds.

Reservation of Amendments to the Mortgage	We are reserving the right to amend certain provisions of the Mortgage at our sole discretion and without the consent of the holders of the bonds. The underwriters, as initial holders of the bonds, are irrevocably consenting to these reserved amendments to the Mortgage. Such consents will be binding on all subsequent purchasers, including those that purchase directly from the underwriters. For additional information, see “Description of First Mortgage Bonds — Modification of Mortgage — Reserved Amendments.”

Use of Proceeds	We expect to use the net proceeds from the sale of the bonds to retire the $400 million outstanding balance of our 5.95% Senior Notes due March 1, 2009 and to repay outstanding commercial paper balances. We will use the remaining net proceeds for general corporate purposes. For additional information, see “Use of Proceeds.”

Ratings	The bonds are expected to be assigned ratings of “A2” (stable outlook) by Moody’s Investors Service, Inc., “A-” (stable outlook) by Standard & Poor’s Ratings Services and “A+” (stable outlook) by Fitch, Inc. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the bonds. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change.

Trustee	The trustee under the Mortgage is The Bank of New York Mellon. In the normal course of business, the Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking and securities underwriting services to us and our affiliates, including in connection with this offering.

Summary Financial Information

In the table below, we provide you with our summary financial information. The information is only a summary, and you should read it together with the financial information incorporated by reference in this document. See “Documents Incorporated by Reference” on page S-22 of this prospectus supplement and “Where You Can Find More Information” on page ii of the accompanying prospectus.

	Nine Months Ended
	September 30,				Year Ended December 31,
	2008		2007		2007		2006		2005
	(In millions of Dollars except for Ratios)

Income Statement Data:
Operating revenues	$3,382		$3,340		$4,385		$4,086		$3,991
Operating income	798		790		969		887		931
Total interest charges, net	156		165		210		215		192
Net income	428		416		501		457		493
Balance Sheet Data (end of period):
Total assets	12,492		12,181		11,982		12,026		11,502
Total debt	3,510		3,633		3,637		3,670		3,751
Other Data:
Ratio of earnings to fixed charges(a)	4.69	x	4.48	x	4.55	x	4.19	x	4.55	x
Capital expenditures(b)	$649		$746		$941		$807		$682

(a)	Ratios for the periods ended September 30 represent the ratios for the twelve-month periods ending on those dates. We define “earnings” as income before income taxes and cumulative effect of change in accounting principles plus fixed charges and “fixed charges” as the sum of interest on long-term debt, other interest and an imputed interest factor included in rentals. Ratio of earnings to fixed charges for the years ended December 31, 2004 and 2003 were 4.45x and 4.59x, respectively.

(b)	We define “capital expenditures” as gross property and nuclear fuel additions.

RISK FACTORS

Investing in our securities involves risks that could affect us and our business as well as the energy industry generally. Please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this document. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports and current reports, which are also incorporated by reference into this document. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing our securities, you should carefully consider the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and the other information in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and any related free writing prospectus. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

CAPITALIZATION AND SHORT-TERM DEBT

The following table sets forth our capitalization and short-term debt as of September 30, 2008. For a discussion of the application of the proceeds of this offering, see “Use of Proceeds.”

	As of September 30, 2008
	Actual	Ratio
	(Dollars in Millions)

Short-term Debt
Commercial Paper(a)	$—	—%
Current Portion of Long-Term Debt(b)	$400	5.1%
Notes Payable to Affiliated Companies(c)	$1	0.0%

Long-Term Debt
First Mortgage Bonds(d)	$2,587	33.1%
Other Long-Term Debt	$522	6.7%
Total Debt	$3,510	44.9%
Preferred Stock — Not Subject to Mandatory Redemption	$59	0.8%
Common Stock Equity	$4,241	54.3%

Total Capitalization and Short-Term Debt	$7,810	100.0%

(a)	Subsequent to September 30, 2008, we issued commercial paper. As of December 31, 2008, we had an outstanding commercial paper balance of $110 million.

(b)	Amount classified as current portion of long-term debt on our balance sheet represents $400 million aggregate principal amount of our 5.95% Senior Notes due March 1, 2009 (the “5.95% Senior Notes”). The proceeds from this offering will be used to retire the 5.95% Senior Notes. See “Use of Proceeds.”

(c)	Represents our borrowings, at September 30, 2008, from our participation in an internal money pool operated by our parent, Progress Energy, Inc. We participate in the money pool to more effectively utilize cash resources and to reduce outside short-term borrowings. Subsequent to September 30, 2008, we repaid all of our money pool borrowings.

(d)	Our senior notes are currently secured by our first mortgage bonds. See “Description of Senior Notes” in the accompanying prospectus. Amount excludes the $400 million aggregate principal amount of our 5.95% Senior Notes referred to in note (b) above.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the bonds of approximately $      million, after deducting underwriting discounts and estimated offering expenses, as follows:

•	to retire the $400 million outstanding aggregate principal balance of our 5.95% Senior Notes due March 1, 2009;

•	to repay our outstanding commercial paper balance; and

•	for general corporate purposes.

At December 31, 2008, we had an outstanding commercial paper balance of $110.0 million with a weighted average maturity of approximately 7 days and a weighted average interest rate of approximately 4.42%.

To the extent any of the net proceeds are not immediately applied, we may temporarily invest them in U.S., state, or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.

CERTAIN TERMS OF THE BONDS

We will issue the bonds under a Mortgage and Deed of Trust, dated as of May 1, 1940, with The Bank of New York Mellon (formerly Irving Trust Company) (the “Mortgage Trustee”) and Frederick G. Herbst (Douglas J. MacInnes, successor), as Trustees. The Mortgage and Deed of Trust is supplemented by supplemental indentures. In the following discussion, we will refer to the Mortgage and Deed of Trust and all supplemental indentures to the Mortgage and Deed of Trust together as the “Mortgage.”

Please read the following information concerning the bonds in conjunction with the statements under “Description of First Mortgage Bonds” herein and in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined in the Mortgage and supplemental indenture governing the bonds or as otherwise provided in the accompanying prospectus.

General

We will initially offer $      aggregate principal amount of our first mortgage bonds. We are issuing the bonds as a new series of first mortgage bonds under our Mortgage. The Seventy-sixth Supplemental Indenture, to be dated as of January 1, 2009, supplements, and will become a part of, the Mortgage and establishes the specific terms of the bonds. Except as provided under “— Basis for Issuance of the Bonds,” we may, at any time, without the consent of the holders of the bonds, issue additional first mortgage bonds having the same ranking, interest rate, maturity and other terms as the bonds being offered hereby. Any such additional bonds, together with the bonds offered hereby, will be taken to constitute the same series of bonds under the Mortgage.

The bonds are not obligations of, or guaranteed by, Progress Energy, Inc.

Basis for Issuance of the Bonds

We will issue the bonds under the Mortgage based upon retirements of previously issued first mortgage bonds. As of October 31, 2008, we could issue under the Mortgage:

•	based upon the value of net property additions, up to approximately $4.0 billion of additional first mortgage bonds; and

•	based upon retirements of previously issued first mortgage bonds, approximately $1.5 billion of additional first mortgage bonds ($ billion after giving effect to this offering and the application of proceeds herefrom).

For more information, see “Description of First Mortgage Bonds — Issuance of Additional First Mortgage Bonds” in the accompanying prospectus.

Form and Denomination

The bonds will initially be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Investors may hold interests in the bonds through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme. The bonds will be sold in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. For more information on DTC, see “— The Depositary” below.

Maturity, Interest and Payment

The bonds will mature on January 15, 20  .

We will pay interest on the bonds at a rate of     % per year. Interest on the bonds will accrue from and including the date of original issuance. We will pay interest on the bonds on January 15 and July 15 of each year, beginning July 15, 2009. We will pay interest on the bonds to the person(s) in whose name(s) the bonds are registered at the close of business on the tenth calendar day next preceding the interest payment date (i.e., January 5 and July 5, respectively). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a due date for the payment of interest or principal falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date and until the next business day.

Pursuant to the Mortgage, in the event we default in the payment of (i) principal or (ii) interest for a period of 30 days, we will pay interest on any overdue principal and, to the extent enforceable under law, on any overdue installment of interest on the bonds at a rate of 6% per year.

Ranking and Security

The bonds are secured by the lien of our Mortgage and rank equally with all of our other first mortgage bonds from time to time outstanding, including those issued to secure our senior notes and our pollution control obligations. For more information, see “Description of First Mortgage Bonds-Security” in the accompanying prospectus. At September 30, 2008, we had approximately $3.0 billion aggregate principal amount of first mortgage bonds outstanding, including $400.0 million aggregate principal amount of the 5.95% Senior Notes due March 1, 2009 which will be repaid at maturity with the net proceeds of this offering.

Optional Redemption

We may redeem some or all of the bonds at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the bonds then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the bonds being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate applicable to the bonds plus basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Comparable treasury issue” means the United States Treasury security or securities selected by an independent investment banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the bonds being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations (as defined below) for such redemption date.

“Independent investment banker” means one of the reference treasury dealer(s) (as defined below) appointed by us.

“Reference treasury dealer” means (i) either Deutsche Bank Securities Inc. or Goldman, Sachs & Co. and (ii) one additional primary U.S. Government securities dealer in The City of New York (each a “primary treasury dealer”) selected by us. If any reference treasury dealer shall cease to be a primary treasury dealer, we will substitute another primary treasury dealer for that dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such reference treasury dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to actual or interpolated maturity (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

So long as the bonds are registered in the name of DTC, its nominee or a successor depositary, if we elect to redeem less than all of the bonds, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant, as defined below, in the bonds to be redeemed. At all other times, the Mortgage Trustee shall draw by lot, in such manner as it deems appropriate, the particular bonds, or portions of them, to be redeemed.

Notice of redemption shall be given by mail not less than 30 nor more than 90 days prior to the date fixed for redemption to the holders of bonds to be redeemed, which, as long as the bonds are held in the book-entry only system, will be DTC, its nominee or a successor depositary. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the bonds, or the portions of them so called for redemption, shall cease to accrue. For further information on DTC and its practices, see “— The Depositary” below.

Sinking Fund

The bonds will not be entitled to the benefit of any sinking fund, or to a special redemption by operation of a sinking fund.

Concerning the Trustee

The trustee under the Mortgage is The Bank of New York Mellon. In the normal course of business, the Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking and securities underwriting services to us and our affiliates, including in connection with this offering. The Bank of New York Mellon, the Mortgage Trustee, is an affiliate of BNY Mellon Capital Markets, LLC and it and its affiliates engage in various general financing and commercial banking transactions with us and our affiliates.

The Depositary

DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its Participants, as defined below, deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts. This book-entry system eliminates the need for physical movement of securities certificates.

Participants in DTC include direct participants (“Direct Participants”) and indirect participants (“Indirect Participants,” and, together with Direct Participants, “Participants”). Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to Indirect Participants, which include, among others, securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (“SEC”).

Purchases of bonds under DTC’s system must be made by or through Direct Participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each actual purchaser of bonds (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase; rather, Beneficial Owners are expected to receive written confirmations providing details of the transaction as well as periodic statements of their holdings from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction.

To facilitate subsequent transfers, all bonds deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as Cede & Co., as nominee for DTC, is the sole holder of the bonds, the Mortgage Trustee shall treat Cede & Co. as the only holder of the bonds for all purposes, including receipt of all principal of, premium, if any, and interest on such bonds, receipt of notices, and voting and requesting or directing the Mortgage Trustee to take or not to take, or consent to, certain actions.

We, or, at our request, the Mortgage Trustee, will send any redemption notices to DTC. If we redeem less than all of the bonds, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the bonds to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the bonds are credited on the record date and includes an attached list identifying such Direct Participants. Further, we believe that it is the policy of DTC that it will take any action permitted to be taken by a holder of bonds only at the direction of one or more Direct Participants to whose account interests in the bonds are credited and only in respect of such portion of the aggregate principal amount of the bonds as to which such Direct Participant or Participants has or have given such direction.

Principal of, and premium, if any, and interest payments on the bonds will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with the Direct Participants’ respective holdings shown on DTC’s records on the calendar day immediately preceding the applicable payment date unless DTC has reason to believe that it will not receive payment. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participants and not of DTC, the Mortgage Trustee or us, subject to applicable statutory or regulatory requirements. Payment of principal, premium, if any, and interest to DTC is our responsibility, or the responsibility of the Mortgage Trustee with funds we provide. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants.

Neither we, the Mortgage Trustee nor any underwriter makes any representation as to the accuracy of the above description of DTC’s business, organization and procedures, which is based on information received from sources we believe to be reliable.

The Mortgage provides that if:

•	the depositary gives reasonable notice to us or to the Mortgage Trustee that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or

•	the depositary ceases to be eligible under the Mortgage and a successor depositary is not appointed by us within 90 days, or

•	we decide to discontinue use of the system of book-entry transfers through the depositary or its successor,

the global bonds will be exchanged for bonds in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations.

The depositary will provide to the Mortgage Trustee the name or names in which the Mortgage Trustee is to register these definitive bonds.

We, the underwriters and the Mortgage Trustee have no responsibility or obligation to DTC Participants or the Beneficial Owners with respect to:

•	the accuracy of any records maintained by DTC or any Participant;

•	the payment by any Participant of any amount due to any Beneficial Owner in respect of the principal of, premium, if any, and interest on, the bonds;

•	the delivery or timeliness of delivery by DTC to any Participant or by any Participant to any Beneficial Owner of any notice that is required or permitted under the terms of the Mortgage; or

•	any other action taken by DTC or its nominee, Cede & Co., as holder of the bonds.

A further description of DTC’s procedures with respect to the bonds is set forth under “Global Securities” in the accompanying prospectus.

Clearstream, Luxembourg.  Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in any bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear.  Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to any bonds held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for the Euroclear system.

Global Clearance and Settlement Procedures.  Settlement for any bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of any bonds received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear system as a result of sales of any bonds by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that we believe to be reliable. Neither we nor the underwriters take any responsibility for the accuracy of this information.

DESCRIPTION OF FIRST MORTGAGE BONDS

Modification of the Mortgage-Reserved Amendments

Reservation of Amendment — With respect to all first mortgage bonds issued on or after January 1, 2009, the date of the Seventy-sixth Supplemental Indenture to the Mortgage, we have reserved the right at our sole discretion, after all first mortgage bonds issued prior to January 1, 2009 are retired or redeemed, without the consent of the holders of the bonds, to amend the Mortgage to extend its date of maturity to May 1, 2140.

We refer to this amendment as the “Reserved Amendment.” As of the date of this prospectus supplement, we had outstanding approximately $3.0 billion in aggregate principal amount of first mortgage bonds that were issued prior to January 1, 2009.

The underwriters of this offering, as the initial holders of the bonds, are irrevocably consenting to the Reserved Amendment. Such consents will be binding on subsequent purchasers, including those that purchase directly from the underwriters. The bonds will include an express consent to the Reserved Amendment and each current and future holder of the bonds shall be deemed to have consented to the Reserved Amendment. Giving effect to this offering and the use of proceeds described herein, we will have consents to the Reserved Amendment from approximately     % of the first mortgage bonds then outstanding. Additionally, in order to effectuate this Reserved Amendment, we may also solicit consents to the Reserved Amendment from some or all of the holders of our then outstanding first mortgage bonds. We also expect to seek consents from holders of any new series of first mortgage bonds concurrently with their issuance to such holders.

Previously Reserved Amendments — With respect to all first mortgage bonds issued on or after September 1, 2003, the date of the Seventy-second Supplemental Indenture to the Mortgage, we have reserved the right to amend the Mortgage, at our sole discretion, after all first mortgage bonds issued prior to September 1, 2003 are retired or redeemed, without the consent of the holders of the bonds, for the following purposes:

•	to except from the lien of the Mortgage all property not funded or eligible to be funded under the Mortgage for the issuance of first mortgage bonds, the release of property or any other purpose under the Mortgage;

•	to ease the requirements of the net earnings test (see the Section entitled “Issuance of Additional First Mortgage Bonds” in the accompanying prospectus) by allowing the calculation to be made for 12 months within the last 18, rather than the last 15, months;

•	to allow the release of property from the lien of the Mortgage at cost or at the value of the property at the time it became funded property;

•	to simplify the release of unfunded property from the lien of the Mortgage, if after the release we will have at least one dollar ($1) in unfunded property remaining; and

•	to increase the amount of funded property that may be released or retired on the basis of the retirement of first mortgage bonds from 100% to 143% of the principal amount of such first mortgage bonds.

Collectively, we refer to these previously reserved amendments as the “Previously Reserved Amendments.” As of the date of this prospectus supplement, we had outstanding approximately $1.2 billion in aggregate principal amount of first mortgage bonds that were issued prior to September 1, 2003.

Consents to Previously Reserved Amendments — We have received consents to the Previously Reserved Amendments from holders of an aggregate principal amount of $1.825 billion first mortgage bonds, representing approximately 61% of the first mortgage bonds currently outstanding under the Mortgage. See “Description of First Mortgage Bonds — Consents to Reserved Amendments” in the accompanying prospectus for further details. In addition, the underwriters of this offering, as the initial holders of the bonds, are irrevocably consenting to the Previously Reserved Amendments. Such consents will be binding on subsequent purchasers, including those that purchase directly from the underwriters. The bonds will include an express consent to the Previously Reserved Amendments and each current and future holder of the bonds shall be deemed to have consented to the Previously Reserved Amendments. Giving effect to this offering and the use of proceeds described herein, we will have consents to the Previously Reserved Amendments from approximately     % of the bonds then outstanding and accordingly, will have sufficient consents to amend the Mortgage and adopt the Previously Reserved Amendments.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following general discussion summarizes material U.S. federal income and, for certain foreign persons, estate tax aspects of the purchase, ownership and disposition of the bonds. This discussion is a summary for general information only and does not consider all aspects of U.S. federal tax that may be relevant to the purchase, ownership and disposition of the bonds. This discussion also does not address the U.S. federal tax consequences of the purchase, ownership or disposition of bonds not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. federal tax consequences to investors subject to special treatment under the U.S. federal tax laws, such as:

•	dealers in securities or foreign currencies;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	insurance companies;

•	persons that hold the bonds as part of a “straddle,” “hedge” or “conversion transaction”;

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar;

•	persons subject to the alternative minimum tax;

•	pass-through entities (e.g., partnerships and grantor trusts) or investors who hold the bonds through pass-through entities; and

•	certain former citizens or residents of the United States.

In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchase the bonds for cash at their initial “issue price” (i.e., the initial offering price to the public, excluding bond houses and brokers, at which a substantial amount of the bonds is sold) and does not discuss the tax consequences for subsequent purchasers of the bonds. It does not address the effect of the federal alternative minimum tax or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect). We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the bonds that are different from those discussed below.

This summary is not, and should not be construed to be, legal or tax advice to any particular investor. Persons considering the purchase of bonds should consult their own tax advisors concerning the application of U.S. federal tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, and the possible effect of changes in applicable tax law to their particular situations.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a “U.S. holder,” which for purposes of this discussion means a beneficial owner of a bond that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect prior to 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

In the case of a holder of the bonds that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of the bonds to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. A beneficial owner that is a partnership holding the bonds and partners in such a partnership should consult their own tax advisors. Certain U.S. federal tax consequences relevant to a holder other than a U.S. holder are discussed separately below.

Taxation of Stated Interest.  Stated interest on the bonds generally will be includable in the income of a U.S. holder as ordinary interest income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Additional Amounts.  In the case of an optional redemption of the bonds (see “Certain Terms of the Bonds — Optional Redemption”), we may be obligated to pay an amount in excess of 100% of the principal amount of the bonds (plus accrued interest thereon). In the case of a default in payment (see “Certain Terms of the Bonds — Maturity, Interest and Payment”), we may be required to pay additional interest. Under applicable Treasury regulations, the possibility that such amounts will be paid will not affect the amount, timing or character of income recognized by a U.S. holder with respect to the bonds if, as of the date the bonds were issued, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. We intend to treat these payment contingencies as not affecting the amount, timing or character of income recognized by a U.S. holder with respect to the bonds, and the remainder of this summary assumes such treatment. Our treatment of these payment contingencies is binding on holders except for a holder that discloses its contrary position in the manner required by applicable Treasury regulations. Our treatment of these payment contingencies is not, however, binding on the IRS, and if the IRS were to challenge such treatment, a U.S. holder might be required to accrue income on its bonds in excess of stated interest, and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of a bond before the resolution of such contingencies.

Sale or Other Taxable Disposition of Bonds.  You must recognize taxable gain or loss on the sale, redemption or other taxable disposition of a bond. The amount of your gain or loss will equal the difference between the amount you receive for the bond (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the bond (which will be treated as ordinary interest income to the extent not previously included in gross income), and your adjusted tax basis in the bond. Your initial tax basis in a bond equals the price you paid for the bond.

Any such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold the bond for more than one year. Long-term capital gains of certain noncorporate holders are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.  U.S. holders of bonds may be subject, under certain circumstances, to information reporting and backup withholding on payments of principal and premium, if any, and interest and on the gross proceeds from dispositions of bonds. Backup withholding applies only if the U.S. holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	has been notified by the IRS that it is subject to backup withholding for failure to report properly interest or dividends; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit, and may entitle the holder to a refund, against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

We will furnish annually to the IRS, and to record holders of the bonds to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the bonds.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income and estate tax consequences relevant to a holder of a bond that is neither a U.S. holder nor a partnership or other pass-through entity for U.S. federal income tax purposes (a “non-U.S. holder”).

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described below.

Taxation of Stated Interest.  Subject to the discussion of backup withholding below, payments of interest on a bond to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the non-U.S. holder is not:

o	an actual or constructive owner of 10% or more of the total voting power of the voting stock of Progress Energy, Inc.;

o	a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

o	a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	we or our paying agent receives:

o	from the non-U.S. holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is a non-U.S. person; or

o	from a security clearing organization, bank or other financial institution that holds the bonds in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor.

If a non-U.S. holder cannot satisfy the foregoing requirements, payments of interest made to such non-U.S. holder generally will be subject to 30% U.S. withholding tax unless such non-U.S. holder provides us or our agent with a properly executed (i) IRS Form W-8BEN claiming an exemption for or reduction of the withholding tax under the benefit of a tax treaty, or (ii) IRS Form W-8ECI stating that interest paid on a bond is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If interest on a bond is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), such interest will generally be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons (and, in the case of a corporate non-U.S. holder, may also be subject to a 30% branch profits tax, or lower rate provided by a tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification.

Sale or Other Taxable Disposition of Bonds.  Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, redemption or other disposition of a bond generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States (and, if required by a tax treaty, is attributable to a permanent establishment or fixed base in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding.  In general, payments we make to a non-U.S. holder in respect of the bonds will be reported annually to the IRS. Copies of these information returns also may be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Treasury regulations provide that the U.S. federal backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to payments of interest with respect to which either (i) the requisite certification that a non-U.S. holder is not a U.S. person, as described above, has been received or (ii) an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the sale, redemption or other disposition of the bonds to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless a non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the sale, redemption or other disposition of the bonds to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the sale, redemption or other disposition of the bonds to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, Treasury regulations require information reporting (but generally not backup withholding) unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the requisite information is timely provided to the IRS.

Federal Estate Tax.  Unless otherwise provided in an estate tax treaty, a bond held or treated as held by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of the voting stock of Progress Energy, Inc. and (2) income on the bond was not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States.

THE U.S. FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR CIRCUMSTANCES. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF BONDS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAWS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated January   , 2009 among us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally, and not jointly, agreed to purchase, the respective principal amounts of the bonds set forth opposite its name below:

Underwriter	Principal Amount

Deutsche Bank Securities Inc.	$
Goldman, Sachs & Co.
Banc of America Securities LLC
Mitsubishi UFJ Securities International plc
BNY Mellon Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Total	$

Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all the bonds, if any are taken; provided, that under certain circumstances relating to a default of one or more underwriters, less than all of the bonds may be purchased. The underwriters propose to offer the bonds in part directly to purchasers at the applicable initial public offering price set forth on the cover page of this prospectus supplement and may offer the bonds to certain securities dealers at this price less a concession not to exceed           of the principal amount of the bonds. The underwriters may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed           of the principal amount of the bonds. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the bonds by the underwriters is subject to the underwriters’ right to reject any order in whole or in part.

The bonds constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the bonds on any national securities exchange or for quotation through any national quotation system. We have been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market-making at any time without notice. Therefore, we can give no assurances that a liquid trading market will develop for the bonds, that you will be able to sell your bonds at a particular time, or that the prices that you receive when you sell will be favorable.

In connection with the offering of the bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the bonds in the open market for the purpose of pegging, fixing or maintaining the price of the bonds. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the bonds to be higher than would otherwise be the case in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of bonds to the public in that Relevant Member State prior to the publication of a prospectus in relation to the bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or (d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the bonds will require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive (or supplement a prospectus pursuant to Article 16 of the Prospectus Directive). For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information of the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has also agreed that: (i) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom; and (ii) it has only communicated, or caused to be communicated, and will only communicate, or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any bonds in circumstances in which Section 21(1) of the FSMA does not apply to us.

The underwriters and certain of their affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business for which they have received, and will in the future receive, customary fees. Some of the underwriters or their affiliates are lenders under our revolving credit facility that backs up our or our affiliates’ commercial paper programs.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

It is expected that delivery of the bonds will be made, against payment for the bonds, on or about January   , 2009, which will be the fifth business day following the pricing of the bonds. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the bonds who wish to trade such bonds on the date of this prospectus supplement or the next succeeding business day will be required, because the bonds initially will settle within five business days (T+5), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade on the date of this Prospectus Supplement or the next succeeding business day should consult their own legal advisors.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or contribute to payments that the underwriters may be required to make in respect thereof.

We estimate that the total expenses of the offering, including applicable recording and related taxes, but excluding the underwriting discount, will be approximately $700,000.

LEGAL MATTERS

David B. Fountain, Vice President of Progress Energy Service Company, LLC and counsel to Progress Energy Carolinas, Inc., Hunton & Williams LLP, our outside counsel, and Nelson Mullins Riley & Scarborough, L.L.P., special counsel in the State of South Carolina, will issue opinions about the legality of the offered securities for us. The underwriters will be advised about issues relating to this offering by their legal counsel, Dewey & LeBoeuf LLP of New York, New York. As of December 31, 2008, Mr. Fountain

beneficially owned, or had options to acquire, a number of shares of our common stock, which represented less than 0.1% of the total outstanding common stock. Mr. Fountain is acquiring additional shares of Progress Energy, Inc. common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Current Report on Form 8-K dated November 6, 2008, for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report on the consolidated financial statements and consolidated financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2008 and the adoption of new accounting principles in 2007 and 2006), which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Our SEC filing number is 1-3382. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless and, to the extent, specified in any such Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, also referred to as our “2007 Form 10-K.” (The financial statements included in the 2007 Form 10-K have been revised in Exhibit 99 to the Form 8-K dated November 6, 2008 to reflect the retrospective implementation of Financial Accounting Standards Board Staff Position FIN 39-1. This revision had no effect on the reported net income for any of the periods presented.)

•	Our Proxy Statement on Schedule 14A dated April 3, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008.

•	Our Current Reports on Form 8-K filed February 28, March 13, March 20, September 15, October 31 (solely with respect to Item 2.03) and November 6, 2008.

We frequently make our SEC filings on a joint basis with Progress Energy, Inc. our corporate parent and Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”), one of our affiliates. Any information included in such SEC filings that relates solely to Progress Energy, Inc. or PEF is not and shall not be deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following:

Progress Energy Carolinas, Inc.
c/o Progress Energy, Inc.
Investor Relations
410 South Wilmington Street
Raleigh, North Carolina 27601
Telephone: (919) 546-7474

PROSPECTUS
Carolina Power & Light Company d/b/a
Progress Energy Carolinas, Inc.

First Mortgage Bonds
Senior Notes
Debt Securities
Preferred Stock

These securities are not obligations of, nor guaranteed by, Progress Energy, Inc., our corporate parent.

We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. The securities may be offered on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 18, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: First Mortgage Bonds, Senior Notes, other Debt Securities and/or Preferred Stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

OUR COMPANY

We are a regulated public utility founded in 1908 under the laws of North Carolina. We are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina, including a substantial portion of the coastal plain of North Carolina extending to the Atlantic coast between the Pamlico River and the South Carolina border, the lower Piedmont section of North Carolina, an area in western North Carolina in and around the City of Asheville and an area in northeastern South Carolina. All of our common stock is held by Progress Energy, Inc., a North Carolina corporation. Since 2003, we have operated our business under the assumed name Progress Energy Carolinas, Inc., although our legal name is still Carolina Power & Light Company.

Our principal executive offices are located at 410 South Wilmington Street, Raleigh, North Carolina 27601. Our telephone number is (919) 546-6111.

Unless the context requires otherwise, references in the prospectus to the terms “we,” “us,” “our” or other similar terms mean Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc.

USE OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of any offered securities:

•	to finance the construction of new facilities and maintenance of existing facilities;

•	to acquire other entities or their assets;

•	to refund, repurchase, retire, redeem or reduce outstanding short-or long-term indebtedness; and

•	for other general corporate purposes.

In the event that any proceeds are not immediately applied, we may temporarily invest them in federal, state or municipal government or agency obligations, commercial paper, bank certificates of deposit or repurchase agreements collateralized by federal government or agency obligations, or we may deposit the proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges for each of the following periods was:

For the Twelve Months Ended September 30,
2008	2007

4.69x	4.48x

For the Twelve Months Ended December 31,
2007	2006	2005	2004	2003

4.55x	4.19x	4.55x	4.45x	4.59x

Our ratio of earnings to combined fixed charges and preferred stock dividends for each of the following periods was:

For the Twelve Months Ended September 30,
2008	2007

4.58x	4.38x

For the Twelve Months Ended December 31,
2007	2006	2005	2004	2003

4.45x	4.10x	4.46x	4.36x	4.50x

i

We define “earnings” as income before income taxes and cumulative effect of change in accounting principles plus fixed charges. We define “fixed charges” as the sum of interest on long-term debt, other interest and an imputed interest factor included in rentals.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filing number is 1-03382. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Additionally, information about us and our SEC filings is available on our web site at http://www.progress-energy.com. The contents of our web site do not constitute a part of this prospectus or any prospectus supplement hereto.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered; provided, however, that, unless we specifically state otherwise, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, also referred to as our “2007 Form 10-K.” (The financial statements included in the 2007 Form 10-K have been revised in Exhibit 99 to the Form 8-K dated November 6, 2008 to reflect the retrospective implementation of Financial Accounting Standards Board Staff Position FIN 39-1. These revisions had no effect on the reported net income for any of the periods presented.)

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008.

•	Our Current Reports on Form 8-K filed February 28, March 13, March 20, September 15, October 31 and November 6, 2008.

We frequently make our SEC filings on a joint basis with Progress Energy, Inc. (“Progress Energy”), our corporate parent, and Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”), one of our affiliates. Any information included in such SEC filings that relates solely to Progress Energy or PEF is not and shall not be deemed to be incorporated by reference into this prospectus or any prospectus supplement.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

Progress Energy Carolinas, Inc.
c/o Progress Energy, Inc.
Investor Relations
410 South Wilmington Street
Raleigh, North Carolina 27601
Telephone: (919) 546-7474

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front of those documents.

ii

RISK FACTORS

Investing in our securities involves risks that could affect us and our business, as well as the energy industry generally. Please see the risk factors described in our 2007 Form 10-K, which is incorporated by reference into this prospectus. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic and current reports, which are also incorporated by reference into this prospectus, and future supplements hereto. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance. Before purchasing our securities, you should carefully consider the risks discussed in our 2007 Form 10-K and the other information in this prospectus, any supplement hereto, as well as the documents incorporated by reference herein or therein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This prospectus, any supplement hereto, any free writing prospectus and the documents incorporated by reference herein or therein contain or will contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this prospectus, any supplement hereto and any free writing prospectus and in the documents incorporated by reference herein or therein that are not historical facts are forward looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this prospectus and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005 (EPACT);

•	the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

•	the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates;

•	our ability to meet current and future renewable energy requirements;

•	the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks;

•	the impact on our facilities and businesses from a terrorist attack;

•	weather and drought conditions that directly influence the production, delivery and demand for electricity;

•	recurring seasonal fluctuations in demand for electricity;

•	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;

•	economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets;

•	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;

•	our ability to control costs, including operation and maintenance expense (O&M) and large construction projects;

•	the length and severity of the current financial market distress that began in September 2008;

•	the ability to successfully access capital markets on favorable terms;

•	the stability of commercial credit markets and our access to short-term and long-term credit;

•	the impact that increases in leverage may have on us;

•	our ability to maintain current credit ratings and the impact on our financial condition and ability to meet cash and other financial obligations in the event our credit ratings are downgraded;

•	the investment performance of our nuclear decommissioning trust funds and the assets of our pension and benefit plans;

•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and

•	unanticipated changes in operating expenses and capital expenditures.

These and other risk factors are detailed from time to time in our filings with the SEC. Many, but not all, of the factors that may impact actual results are discussed in the Risk Factors section in our most recent annual report on Form 10-K, which is updated for material changes, if any, in our other SEC filings. You should carefully read these risk factors. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor.

DESCRIPTION OF FIRST MORTGAGE BONDS

General

We will issue First Mortgage Bonds under a Mortgage and Deed of Trust, dated as of May 1, 1940, with The Bank of New York Mellon (formerly Irving Trust Company) (the “Mortgage Trustee”) and Frederick G. Herbst (Douglas J. MacInnes, successor), as Trustees. The Mortgage and Deed of Trust is supplemented by supplemental indentures. In the following discussion, we will refer to the Mortgage and Deed of Trust and all indentures supplemental to the Mortgage and Deed of Trust together as the “Mortgage.” We will refer to all of our bonds, including those already issued and those to be issued in the future, as “First Mortgage Bonds.” As of September 30, 2008, we had approximately $3.0 billion aggregate principal amount of First Mortgage Bonds outstanding.

The information we are providing you in this prospectus concerning the First Mortgage Bonds and the Mortgage is only a summary of the information provided in those documents and the summary is qualified in its entirety by reference to the provisions of the Mortgage. You should consult the First Mortgage Bonds themselves, the Mortgage and other documents for more complete information on the First Mortgage Bonds or any particular series thereof. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we file with the SEC, which are incorporated by reference into this prospectus. The Mortgage has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for additional provisions that apply to the First Mortgage Bonds. In the summary below, we have included references to applicable section numbers of the Mortgage so that you can easily locate these provisions.

Provisions of a Particular Series

The First Mortgage Bonds may from time to time, be issued in one or more series. You should consult the prospectus supplement relating to any particular issue of the First Mortgage Bonds for the following information:

•	the designation, series and aggregate principal amount of the First Mortgage Bonds;

•	the percentage of the principal amount for which we will issue and sell the First Mortgage Bonds;

•	the date of maturity for the First Mortgage Bonds;

•	the rate at which the First Mortgage Bonds will bear interest and the method of determining that rate;

•	the dates on which interest is payable;

•	the denominations in which we will authorize the First Mortgage Bonds to be issued, if other than $1,000 or integral multiples of $1,000;

•	whether we will offer the First Mortgage Bonds in the form of global bonds and, if so, the name of the depositary for any global bonds;

•	the terms applicable to any rights to convert First Mortgage Bonds into or exchange them for other of our securities or those of any other entity;

•	redemption terms and sinking fund provisions, if any; and

•	any other specific terms that do not conflict with the Mortgage.

For more information see Mortgage, Article II.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the Mortgage will not afford holders of the First Mortgage Bonds protection in the event we have a change in control.

Form and Exchanges

Unless otherwise specified in the applicable prospectus supplement, we will issue the First Mortgage Bonds as registered bonds without coupons. Holders may exchange them, free of charge, for other First Mortgage Bonds of different authorized denominations, in the same aggregate principal amount. Holders may also transfer the First Mortgage Bonds free of charge except for any stamp taxes or other governmental charges that may apply.

Interest and Payment

The prospectus supplement for any First Mortgage Bonds will state the interest rate, the method of determination of the interest rate, and the date on which interest is payable. Unless the prospectus supplement states otherwise, principal and interest will be paid at The Bank of New York Mellon in New York City.

Pursuant to the Mortgage, we will pay interest on any overdue principal and, to the extent enforceable under law, on any overdue installment of interest on the First Mortgage Bonds at the rate of 6% annually. For more information, see Mortgage, Section 78.

Redemption and Purchase of First Mortgage Bonds

If the First Mortgage Bonds are redeemable, the redemption terms will appear in the prospectus supplement. We may declare redemptions on at least thirty (30) days notice:

•	for the sinking fund if we chose to establish a sinking fund for a designated series of First Mortgage Bonds;

•	with certain deposited cash;

•	with the proceeds of released property; or

•	at our option, unless otherwise specified in the applicable supplemental indenture and the prospectus supplement.

If we have not deposited the redemption funds with the Mortgage Trustee when we give notice of redemption, the redemption shall be subject to the deposit of those funds on or before the redemption date. Notice of redemption will not be effective unless the Mortgage Trustee has received the redemption funds.

Cash that is deposited under any Mortgage provisions may be applied to the purchase of First Mortgage Bonds of any series, with certain exceptions.

For more information, see Mortgage, Article X.

Maintenance and Replacement of Mortgaged Property

Pursuant to the Mortgage, we are required to maintain, preserve and keep the mortgaged property in good repair, working order and condition. Each calendar year, we are required to spend and/or accrue 15% of our gross operating revenues, as defined in the Mortgage, for maintenance of and replacements for the mortgaged property and certain of our automotive equipment. If we spend more for these purposes in a given year, we may credit that amount against the 15% requirement in any of the five subsequent years. If a regulatory authority does not permit us to spend and/or accrue as much as 15% of our gross operating revenues for these purposes, we will spend only the amount permitted.

For more information, see Mortgage, Section 38; Seventy-second Supplemental Indenture, Section 3.

Security

All First Mortgage Bonds are secured by the Mortgage, which constitutes, in the opinion of our counsel, a first mortgage lien on all our present properties. This lien is subject to:

•	leases of small portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

•	leases of certain property which we own but do not use in our electric utility business; and

•	certain excepted encumbrances, minor defects and irregularities.

This lien does not cover the following property:

•	merchandise, equipment, materials or supplies held for sale, and fuel, oil and similar consumable materials and supplies;

•	vehicles and automobiles;

•	cash, securities, receivables and all contracts, leases and operating agreements that are not pledged or required to be pledged; and

•	electric energy and other materials or products generated, manufactured, produced or purchased by us for sale, distribution or use in the ordinary course of business.

The Mortgage contains provisions subjecting to the lien of the Mortgage certain other property that is acquired after the date of the delivery of the Mortgage. These provisions for subjecting additional property to the lien of the Mortgage are limited in the case of consolidation, merger or sale of substantially all of our assets. For more information, see Mortgage, Article XV.

The Trustees will have a lien upon the mortgaged property, prior to the First Mortgage Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. For more information, see Mortgage, Section 96.

Issuance of Additional First Mortgage Bonds

Generally, we may issue an unlimited principal amount of First Mortgage Bonds under the Mortgage (except as described in the next paragraph). We may issue First Mortgage Bonds of any series from time to time based on any of the following:

•	70% of property additions after adjustments to offset retirement of property;

•	retirement of First Mortgage Bonds or prior lien bonds; or

•	deposit of cash.

With certain exceptions in the case of retirement of First Mortgage Bonds or prior lien bonds, we may issue First Mortgage Bonds only if adjusted net earnings for 12 out of the preceding 15 months, before interest and income taxes, is at least twice the annual interest requirements on, or at least 10% of the principal amount of, the sum of all First Mortgage Bonds outstanding at the time, including the additional First Mortgage Bonds we may issue under this shelf registration process or other First Mortgage Bonds we may issue in the future, and all indebtedness of prior or equal rank. Adjusted net earnings is net of provision for repairs, maintenance and retirement of property equal to the maintenance and replacement fund requirements for this period. Cash deposited for the issuance of First Mortgage Bonds may be withdrawn to the extent of 70% of property additions after adjustments to offset retirement of property or retirement of First Mortgage Bonds or prior lien bonds. For further discussion, see “Modification of the Mortgage” below.

Property additions must consist of electric property, or property used or useful in connection with electric property, acquired after December 31, 1939. Property additions may not include securities, vehicles or automobiles. Pursuant to Section 5 of Article IV of the Twenty-third Supplemental Indenture, dated as of June 1, 1978, we have reserved the right to amend the Mortgage, at our sole discretion, to make available as property additions any form of space satellites, including solar power satellites, space stations and other similar facilities. We estimate that, as of September 30, 2008, approximately $5.6 billion of net property additions were available for the issuance of First Mortgage Bonds. Therefore, using the 70% test described above, the available net property additions provide a basis for issuing approximately $3.9 billion of additional First Mortgage Bonds as of September 30, 2008. As of September 30, 2008, we could issue approximately $1.5 billion based upon retirements of previously issued First Mortgage Bonds.

The Mortgage includes restrictions on the issuance of First Mortgage Bonds against property subject to liens and upon the increase of the amount of any liens. For more information, see Mortgage, Sections 4-7, 20-30 and 46; Twenty-third Supplemental Indenture, Section 5.

Dividend Restrictions

Unless otherwise specified in the prospectus supplement, in the case of First Mortgage Bonds issued under this shelf registration process, and so long as any First Mortgage Bonds are outstanding, cash dividends and distributions on our common stock, and purchases by us of our common stock, are restricted to aggregate net income available for them, since December 31, 1948, plus $3,000,000, less the amount of all preferred and common stock dividends and distributions, and all common stock purchases, since December 31, 1948.

No portion of our retained earnings at September 30, 2008 is restricted by this provision. For further discussion, see “Modification of the Mortgage” below.

Modification of the Mortgage

General

Bondholders’ rights may be modified with the consent of the holders of 662/3% of the First Mortgage Bonds. If less than all series of the First Mortgage Bonds are affected, the modification must also receive the consent of the holders of 662/3% of the First Mortgage Bonds of each series affected. In general, no modification of the terms of payment of principal or interest, and no modification affecting the lien or reducing the percentage required for modification (except as noted above), is effective against any holder of the First Mortgage Bonds without that holder’s consent. For more information, see Mortgage, Article XVIII as amended in its entirety by the Seventy-second Supplemental Indenture, Section 2.

Reserved Amendments

With respect to all First Mortgage Bonds issued on or after September 1, 2003, the date of the Seventy-second Supplemental Indenture, we have reserved the right to amend the Mortgage, at our sole discretion, after all of the First Mortgage Bonds issued prior to September 1, 2003 are retired or redeemed, without the consent of the holders of the then outstanding First Mortgage Bonds for any of the following purposes:

•	to except from the lien of the Mortgage all property not funded or eligible to be funded under the Mortgage for the issuance of First Mortgage Bonds, the release of property or any other purpose under the Mortgage;

•	to ease the requirements of the net earnings test (see the first paragraph of the Section entitled “Issuance of Additional First Mortgage Bonds” above) by allowing the calculation to be made for 12 months within the last 18, rather than the last 15, months;

•	to allow the release of property from the lien of the Mortgage at cost or at the value of the property at the time it became funded property;

•	to simplify the release of unfunded property from the lien of the Mortgage, if after the release we will have at least one dollar ($1) in unfunded property remaining; and

•	to increase the amount of funded property that may be released or retired on the basis of the retirement of First Mortgage Bonds from 100% to 143% of the principal amount of such First Mortgage Bonds.

Collectively, we refer to these amendments as the “Reserved Amendments.” For more information, see Seventy-second Supplemental Indenture, Sections 3 through 9, Seventy-third Supplemental Indenture, Article II and Seventy-forth Supplemental Indenture, Article II.

As of September 30, 2008, we had outstanding approximately $1.2 billion in aggregate principal amount of First Mortgage Bonds that were issued prior to September 1, 2003.

Consents to Reserved Amendments

We issued an aggregate principal amount of $600 million First Mortgage Bonds in two series in September 2003 (the “2003 Bonds”), an aggregate principal amount of $500 million First Mortgage Bonds in two series in March 2005 (the “March 2005 Bonds”), an aggregate principal amount of $400 million in one series in November 2005 (the “November 2005 Bonds”) and an aggregate principal amount of $325 million in one series in March 2008 (the “2008 Bonds”) (the 2003 Bonds, March 2005 Bonds, November 2005 Bonds and 2008 Bonds, together, the “Consented Bonds”) in underwritten public offerings. Upon their issuance, the underwriters of the Consented Bonds, as the initial holders of the Consented Bonds, irrevocably consented to the Reserved Amendments. Such consents are binding on subsequent purchasers of Consented Bonds, including those that purchased directly from the underwriters. The Consented Bonds include an express consent to the Reserved Amendments and each current and future holder of the Consented Bonds shall be deemed to have consented to the Reserved Amendments. As of September 30, 2008, we have consents to the Reserved Amendments from approximately 61% of the First Mortgage Bonds outstanding.

In order to effectuate the Reserved Amendments, we may also solicit consents from some or all of the current holders of our First Mortgage Bonds. We also expect to seek consents from future holders concurrent with the issuance of any new series of First Mortgage Bonds to such holders.

Modification of Dividend Covenant

Additionally, we may choose to modify the dividend covenant applicable to a particular series of First Mortgage Bonds. See “Dividend Restrictions” above. The purpose for a modification of the applicable dividend covenant would be to provide that we may declare and pay dividends in cash or property on our common stock only out of surplus or out of net profits for the preceding fiscal year. Dividends may not be paid out of net profits, however, if our capital has been diminished to an extent specified in the Mortgage.

Defaults and Notice of Default

An “Event of Default” means, with respect to any series of First Mortgage Bonds, any of the following:

•	default in payment of principal of a series of First Mortgage Bonds when due and payable;

•	default for 30 days in payment of interest on a series of First Mortgage Bonds;

•	default in payment of interest on or principal of prior lien bonds continued beyond applicable grace periods, if any, specified in the prior lien securing such bond;

•	default for 60 days in payment installments of funds for retirement of First Mortgage Bonds, including the maintenance and replacement funds;

•	certain events in bankruptcy, insolvency or reorganization; and

•	default for 90 days after notice in performance of any other covenants.

For more information, see Mortgage, Section 65; Twentieth Supplemental Indenture, Article IV, Section 5.

If the Trustees deem it to be in the interest of the holders of the First Mortgage Bonds, they may withhold notice of default, except in payment of principal, interest or funds for retirement of First Mortgage Bonds. For more information, see Mortgage, Section 66; Third Supplemental Indenture, Section 15.

If a default occurs, the Trustee may (and, upon the written direction of the holders of a majority of the principal amount of outstanding First Mortgage Bonds, shall) and holders of 25% of the First Mortgage Bonds may declare all principal and interest immediately due and payable. If the default has been cured, however, the holders of a majority of the First Mortgage Bonds may annul the declaration and destroy its effect. For more information, see Mortgage, Section 67. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the holder has given the Trustees written notice of a default and unless the holders of 25% of the First Mortgage Bonds have requested the Trustees in writing to act and have offered the Trustees reasonable opportunity to act. For more information, see Mortgage, Section 80. The Trustees are not required to risk their funds or to incur personal liability if there is a reasonable ground for believing that repayment to the Trustees is not reasonably assured. For more information, see Mortgage, Section 94. Holders of a majority of the First Mortgage Bonds may establish the time, method and place of conducting any proceedings for any remedy available to the Trustees, or exercising any trust or power conferred upon the Trustees. For more information, see Mortgage, Section 71.

Evidence to Be Furnished to the Mortgage Trustee Under the Mortgage

We will demonstrate compliance with Mortgage provisions by providing written statements to the Mortgage Trustee from our officers or persons we select. For instance, we may select an engineer to provide a written statement regarding the value of property being certified or released, or an accountant regarding net earnings certificate, or counsel regarding property titles and compliance with the Mortgage generally.

In certain significant matters, applicable law requires that an accountant or engineer must be independent. (See Section 314(d) of the Trust Indenture Act.) We must file certificates and other papers each year and whenever certain events occur. Additionally, we must provide evidence from time to time demonstrating our compliance with the conditions and covenants under the Mortgage.

Relationship with the Mortgage Trustee

In the normal course of business, the Mortgage Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking and securities underwriting services to us and our affiliates.

DESCRIPTION OF SENIOR NOTES

General

We may issue one or more new series of Senior Notes under the Indenture (for Senior Notes), dated as of March 1, 1999, as supplemented and amended (the “Senior Note Indenture”), between us and The Bank of New York Mellon, as trustee (the “Senior Note Trustee”). The information we are providing you in this prospectus concerning the Senior Note Indenture and related documents is only a summary of the information provided in those documents and the summary is qualified in its entirety by reference to the provisions of the Senior Note Indenture. You should consult the Senior Notes themselves, the Senior Note Indenture, any indentures supplemental to the Senior Note Indenture and other documents for more complete information on the Senior Notes. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we file with the SEC, which are incorporated by reference into this prospectus. The Senior Note Indenture has been qualified under the Trust Indenture Act and you should refer to the Trust Indenture Act for the provisions that apply to the Senior Notes. In the summary below, we have included references to applicable section numbers of the Senior Note Indenture so that you can easily locate these provisions.

Until the Release Date (defined below), all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information, see “Security” and “Release Date” below.

On the Release Date, the Senior Notes

•	will cease to be secured by First Mortgage Bonds;

•	will become our unsecured obligations; and

•	will rank as equal with our other unsecured indebtedness, including senior Debt Securities.

The Senior Note Indenture provides that, in addition to the Senior Notes offered under this shelf registration process, additional Senior Notes may be issued later, without limitation as to aggregate principal amount. Before the Release Date, however, the amount of Senior Notes that we may issue cannot exceed the amount of First Mortgage Bonds that we are able to issue under the Mortgage. As of September 30, 2008, we had $400 million aggregate principal amount of Senior Notes outstanding. For more information, see “Description of First Mortgage Bonds — Issuance of Additional First Mortgage Bonds” above.

Provisions of a Particular Series

The Senior Notes may from time to time, be issued in one or more series. You should consult the prospectus supplement relating to any particular issue of Senior Notes for the following information:

•	the title of the Senior Notes;

•	any limit on aggregate principal amount of the Senior Notes or the series of which they are a part;

•	the date on which the principal of the Senior Notes will be payable;

•	the rate, including the method of determination if applicable, at which the Senior Notes will bear interest, if any; and

—	the date from which any interest will accrue;

—	the dates on which we will pay interest; and

—	the record date for any interest payable on any interest payment date;

•	the place where,

—	the principal of, premium, if any, and interest on the Senior Notes will be payable;

—	you may register transfer of the Senior Notes;

—	you may exchange the Senior Notes; and

—	you may serve notices and demands upon us regarding the Senior Notes;

•	the Security Registrar for the Senior Notes and whether the principal of the Senior Notes is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Senior Notes;

•	the terms and conditions upon which the Senior Notes must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the denominations in which we may issue Senior Notes;

•	the manner in which we will determine any amounts payable on the Senior Notes which are to be determined with reference to an index or other fact or event ascertainable outside the Senior Note Indenture;

•	the currency, if other than United States currency, in which payments on the Senior Notes will be payable;

•	terms according to which elections can be made by us or the holder regarding payments on the Senior Notes in currency other than the currency in which the notes are stated to be payable;

•	the portion of the principal amount of the Senior Notes payable upon declaration of acceleration of their maturity;

•	if payments are to be made on the Senior Notes in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the terms applicable to any rights to convert Senior Notes into or exchange them for our securities or those of any other entity;

•	if we issue Senior Notes as global securities,

—	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—	any limitations on the right to obtain definitive certificates for the Senior Notes; and

—	any other matters incidental to the Senior Notes;

•	whether we are issuing the Senior Notes as bearer securities;

•	any limitations on transfer or exchange of Senior Notes or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of Business Day with respect to the Senior Notes;

•	any addition to the Events of Default applicable to any Senior Notes and any additions to our covenants for the benefit of the holders of the Senior Notes;

•	if we are issuing any Senior Notes prior to the Release Date, the designation of the series of Senior Note First Mortgage Bonds (defined below) to be delivered to the Senior Note Trustee for security for the Senior Notes;

•	any other terms of the Senior Notes not inconsistent with the provisions of the Senior Note Indenture; and

•	any other collateral security, assurance or guarantee for the Senior Notes.

For more information, see Section 301 of the Senior Note Indenture.

Senior Notes may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations which may apply to Senior Notes sold at an original issue discount or denominated in a currency other than United States dollars.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the Senior Note Indenture will not afford holders of Senior Notes protection in the event we have a change in control or are involved after the Release Date in a highly-leveraged transaction.

Security

Until the Release Date, described in the following section, all of the Senior Notes will be secured by one or more series of First Mortgage Bonds, which we will issue and deliver to the Senior Note Trustee. For more information on the First Mortgage Bonds, see “Description of First Mortgage Bonds” above. When we issue a series of Senior Notes prior to the Release Date, we will simultaneously issue and deliver to the Senior Note Trustee, as security for all of the Senior Notes, a series of Senior Note First Mortgage Bonds. These First Mortgage Bonds will have the same stated interest rate — or interest calculated in the same manner — interest payment dates, stated maturity and redemption provisions, and will be in the same aggregate principal amount as the series of Senior Notes we are issuing. For more information, see Sections 401, 402 and 403 of the Senior Note Indenture. Payments we make to the Senior Note Trustee on a series of Senior Notes will satisfy our obligations with respect to the corresponding payments due on the related series of Senior Note First Mortgage Bonds.

Each series of Senior Note First Mortgage Bonds will be a series of First Mortgage Bonds, all of which are secured by a lien on certain property we own. For more discussion of the lien, see “Description of First Mortgage Bonds — Security” above. In certain circumstances prior to the Release Date, we may reduce the aggregate principal amount of Senior Note First Mortgage Bonds held by the Senior Note Trustee. In no event, however, may we reduce that amount to an amount lower than the aggregate outstanding principal amount of the Senior Notes then outstanding. For more information, see Section 409 of the Senior Note Indenture. Following the Release Date, we will close the Mortgage and not issue any additional First Mortgage Bonds under the Mortgage. For more information, see Section 403 of the Senior Note Indenture.

Release Date

On The Release Date the Senior Note First Mortgage Bonds Will No Longer Secure the Senior Notes, and the Senior Notes Will Become Our Unsecured General Obligations. For more information, see Section 407 of the Senior Note Indenture.

The “Release Date” means the date as of which all First Mortgage Bonds, other than Senior Note First Mortgage Bonds, and other than outstanding First Mortgage Bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, have been retired through payment, redemption, or otherwise at, before or after their maturity, provided that no default or Event of Default has occurred and is continuing. In the preceding sentence the following terms have the meanings indicated:

•	“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

•	“Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and approved by the independent accountants regularly retained by us, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

The Senior Note Trustee will give the Senior Note holders notice when the Release Date occurs. See “Description of Senior Notes — Defeasance” below for a discussion of another situation in which outstanding Senior Notes would not be secured by Senior Note First Mortgage Bonds.

Form, Exchange, and Transfer

Unless the applicable prospectus supplement states otherwise, we will issue Senior Notes only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the Senior Note Indenture.

Holders may present Senior Notes for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Security Registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the Senior Note Indenture and applicable limitations for global securities. We may designate ourselves the Security Registrar.

No charge will be made for any registration of transfer or exchange of Senior Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the Security Registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the Senior Note Indenture.

The applicable prospectus supplement will state the name of any Transfer Agent, in addition to the Security Registrar initially designated by us for any Senior Notes. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Senior Notes of each series. For more information, see Section 702 of the Senior Note Indenture.

We will not be required to:

•	issue, register the transfer of, or exchange any Senior Note or any tranche of any Senior Note during a period of 15 days immediately preceding the day of the mailing of a notice of redemption of any Senior Note called for redemption; or

•	register the transfer of, or exchange any Senior Note selected for redemption except the unredeemed portion of any Senior Note being partially redeemed.

For more information, see Section 305 of the Senior Note Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement states otherwise, we will pay interest on a Senior Note on any interest payment date to the person in whose name the Senior Note is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the Senior Note Indenture.

Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Senior Notes at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Senior Note Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Senior Notes of each series. Any other Paying Agents initially designated by us for the Senior Notes of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Senior Notes of a particular series. For more information, see Section 702 of the Senior Note Indenture.

All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Senior Note which remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Senior Note may look only to us for these payments. For more information, see Section 703 of the Senior Note Indenture.

Redemption

You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Senior Notes. Except for the provisions in the applicable prospectus supplement regarding Senior Notes redeemable at the holder’s option, Senior Notes may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all the Senior Notes of a series, or any tranche of a series, are to be redeemed, the Senior Notes to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Senior Note Trustee will select a fair and appropriate method of random selection. For more information, see Sections 503 and 504 of the Senior Note Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal and any premium and interest on the Senior Notes; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Senior Note.

For more information, see Section 504 of the Senior Note Indenture.

Consolidation, Merger, and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our property and assets,

—	is organized and validly existing under the laws of any domestic jurisdiction;

—	expressly assumes our obligations on the Senior Notes and under the Senior Note Indenture; and

—	prior to the Release Date, expressly assumes our obligations under the Senior Note First Mortgage Bonds and under the Mortgage;

•	immediately after the transaction becomes effective, no Event of Default, and no event which would become an Event of Default, shall have occurred and be continuing; and

•	we will have delivered to the Senior Note Trustee an officer’s certificate and opinion of counsel as provided in the Senior Note Indenture.

For more information, see Section 1201 of the Senior Note Indenture.

Events of Default

“Event of Default” under the Senior Note Indenture with respect to Senior Notes of any series means any of the following:

•	failure to pay any interest due on the Senior Notes within 30 days;

•	failure to pay principal or premium when due on a Senior Note;

•	breach of or failure to perform any other covenant or warranty in the Senior Note Indenture with respect to the particular series of Senior Notes for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Senior Note Trustee, or we and the Senior Note Trustee receive notice from the holders of at least 33% in principal amount of the Senior Notes of that series outstanding under the Senior Note Indenture according to the provisions of the Senior Note Indenture;

•	prior to the Release Date, the occurrence of a default under the Mortgage (see “Description of First Mortgage Bonds — Events of Default” above);

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default set forth in the applicable prospectus supplement.

For more information, see Section 901 of the Senior Note Indenture.

An Event of Default with respect to a particular series of Senior Notes does not necessarily constitute an Event of Default with respect to the Senior Notes of any other series issued under the Senior Note Indenture.

If an Event of Default with respect to a particular series of Senior Notes occurs and is continuing, either the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all of the Senior Notes of that series to be due and payable immediately. If the Senior Notes of that series are discount notes or similar Senior Notes, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an Event of Default occurs and is continuing with respect to all series of Senior Notes — including all Events of Default relating to bankruptcy, insolvency or reorganization — the Senior Note Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of all series, considered together, may declare an acceleration of the principal amount of all Senior Notes. In the event of an acceleration prior to the Release Date with respect to all Senior Notes, the Trustee will make a demand for acceleration of all amounts due under all of the Senior Note First Mortgage Bonds, but this demand will only result in such an acceleration if allowed by the acceleration provisions of the Mortgage.

At any time after a declaration of acceleration with respect to the Senior Notes of a particular series, and before a judgment or decree for payment of the money due has been obtained, and before the acceleration of the Senior Note First Mortgage Bonds, the Event or Events of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Senior Note Trustee a sum sufficient to pay:

—	all overdue interest on all Senior Notes of the particular series;

—	the principal of and any premium on any Senior Notes of that series which have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Senior Notes;

—	interest upon overdue interest at the rate prescribed in the Senior Notes, to the extent payment is lawful; and

—	all amounts due to the Senior Note Trustee under the Senior Note Indenture; and

•	any other Event of Default with respect to the Senior Notes of the particular series, other than the failure to pay the principal of the Senior Notes of that series which has become due solely by the declaration of acceleration, has been cured or waived as provided in the Senior Note Indenture.

For more information, see Section 902 of the Senior Note Indenture.

The Senior Note Indenture includes provisions as to the duties of the Senior Note Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders, unless those holders have offered to the Senior Note Trustee reasonable indemnity. For more information, see Section 1003 of the Senior Note Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Senior Notes of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or exercising any trust or power conferred on the Senior Note Trustee, with respect to the Senior Notes of that series. For more information, see Section 912 of the Senior Note Indenture.

No Senior Note holder may institute any proceeding regarding the Senior Note Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Senior Note Indenture unless:

•	the holder has previously given to the Senior Note Trustee written notice of a continuing Event of Default of that particular series;

•	the holders of a majority in principal amount of the outstanding Senior Notes of all series with respect to which an Event of Default is continuing have made a written request to the Senior Note Trustee, and have offered reasonable indemnity to the Senior Note Trustee to institute the proceeding as trustee; and

•	the Senior Note Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Senior Notes of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 907 of the Senior Note Indenture.

The preceding limitations do not apply, however, to a suit instituted by a Senior Note holder for the enforcement of payment of the principal of or any premium, if any, or interest on the Senior Note on or after the applicable due date stated in the Senior Note. For more information, see Section 908 of the Senior Note Indenture.

We must furnish annually to the Senior Note Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the Senior Note Indenture. Our compliance is to be determined without regard to any grace period or notice requirement under the Senior Note Indenture. For more information, see Section 706 of the Senior Note Indenture.

Modification and Waiver

We and the Senior Note Trustee, without the consent of the holders of the Senior Notes, may enter into one or more supplemental Senior Note Indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Senior Note Indenture and the Senior Notes;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Senior Notes or to surrender any right or power conferred upon us by the Senior Note Indenture;

•	to add any additional Events of Default;

•	to change or eliminate any provision of the Senior Note Indenture or add any new provision to it (but if this action will adversely affect the interests of the holders of any particular series of Senior Notes in any material respect, the action will become effective with respect to that series only when there is no Senior Note of that series remaining outstanding under the Senior Note Indenture);

•	to provide collateral security for the Senior Notes;

•	to establish the form or terms of Senior Notes according to the provisions of the Senior Note Indenture;

•	to evidence the acceptance of appointment of a successor Senior Note Trustee under the Senior Note Indenture with respect to one or more series of the Senior Notes and to add to or change any of the provisions of the Senior Note Indenture as necessary to provide for the administration of the trusts under the Senior Note Indenture by more than one trustee;

•	to provide for the procedures required to permit using a noncertificated system of registration for any Senior Notes series;

•	to change any place where

—	the principal of and any premium and interest on any Senior Notes is payable;

—	any Senior Notes may be surrendered for registration of transfer or exchange; or

—	notices and demands to or upon us regarding Senior Notes and the Senior Note Indenture may be served; or

•	to cure any ambiguity or inconsistency (but any of these changes or additions will not adversely affect the interests of the holders of Senior Notes of any series in any material respect).

For more information see Section 1301 of the Senior Note Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Senior Notes of any series may waive:

•	compliance by us with certain provisions of the Senior Note Indenture (see Section 707 of the Senior Note Indenture); and

•	any past default under the Senior Note Indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the Senior Note Indenture that cannot be modified or amended without consent of the holder of each outstanding Senior Note of the series affected (see Section 913 of the Senior Note Indenture).

The Trust Indenture Act may be amended after the date of the Senior Note Indenture to require changes to the Senior Note Indenture. In this event, the Senior Note Indenture will be deemed to have been amended so as to effect the changes, and we and the Senior Note Trustee may, without the consent of any holders, enter into one or more Supplemental Senior Note Indentures to evidence or effect the amendment. For more information, see Section 1301 of the Senior Note Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes, considered as one class, is required to change in any manner the Senior Note Indenture pursuant to one or more supplemental Senior Note Indentures. If less than all of the series of Senior Notes outstanding are directly affected by a proposed supplemental Senior Note Indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all series directly affected, considered as one class, will be required. Furthermore, if the Senior Notes of any series have been issued in more than one tranche and if the proposed supplemental Senior Note Indenture directly affects the rights of the holders of one or more, but not all tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

•	may not, without the consent of the holder of the Senior Note,

—	change the maturity of the principal of, or any installment of principal of or interest on, any Senior Note;

—	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—	reduce any premium payable upon the redemption of the Senior Note;

—	reduce the amount of the principal of any Senior Note originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—	change the currency or other property in which a Senior Note or premium or interest on a Senior Note is payable; or

—	impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date) of any Senior Note;

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental Senior Note Indenture, or for any waiver of compliance with any provision of or any default under the Senior Note Indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Senior Note of each series or tranche effected;

•	may not prior to the Release Date,

—	impair the interest of the Senior Note Trustee in the Senior Note First Mortgage Bonds;

—	reduce the principal amount of any series of Senior Note First Mortgage Bonds to an amount less than that of the related series of Senior Notes; or

—	alter the payment provisions of the Senior Note First Mortgage Bonds in a manner adverse to the holders of the Senior Notes; and

•	may not modify provisions of the Senior Note Indenture relating to supplemental Senior Note Indentures, waivers of certain covenants and waivers of past defaults with respect to the Senior Notes of any series, or any tranche of a series, without the consent of the holder of each outstanding Senior Note affected.

A supplemental Senior Note Indenture will be deemed not to affect the rights under the Senior Note Indenture of the holders of any series or tranche of the Senior Notes if the supplemental Senior Note Indenture:

•	changes or eliminates any covenant or other provision of the Senior Note Indenture expressly included solely for the benefit of one or more other particular series of Senior Notes or tranches of them; or

•	modifies the rights of the holders of Senior Notes of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1302 of the Senior Note Indenture.

If we solicit from holders of the Senior Notes any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Senior Notes have authorized the action. For that purpose, the outstanding Senior Notes shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Senior Note Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the Senior Note Indenture.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any Senior Note, or portion of the principal amount of a Senior Note, will be deemed to have been paid for purposes of the Senior Note Indenture, and, at our election, our entire indebtedness in respect to the Senior Note, or portion of it, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Senior Note Trustee or any Paying Agent other than us in trust money, certain Eligible Obligations, or a combination of the two, sufficient to pay principal of, any premium and interest due and to become due on the Senior Note or portion of it. For more information, see Section 801 of the Senior Note Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in these obligations or in any specific interest or principal payments due in respect to those obligations.

Resignation of Senior Note Trustee

The Senior Note Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Senior Notes delivered to the Senior Note Trustee and us. No resignation or removal of the Senior Note Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the Senior Note Indenture. So long as no Event of Default or event which would become an Event of Default has occurred and is continuing, and except with respect to a Senior Note Trustee appointed by an action of the holders, if we have delivered to the Senior Note Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the Senior Note Indenture, the Senior Note Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the Senior Note Indenture. For more information, see Section 1010 of the Senior Note Indenture.

Notices

We will give notices to holders of Senior Notes by mail to their addresses as they appear in the Security Register. For more information, see Section 106 of the Senior Note Indenture.

Title

The Senior Note Trustee and its agents, and we and our agents, may treat the person in whose name a Senior Note is registered as the absolute owner of that Note, whether or not that Senior Note may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the Senior Note Indenture.

Governing Law

The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the Senior Note Indenture.

Relationship with the Trustee

In the normal course of business, the Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking and securities underwriting services to us and our affiliates.

DESCRIPTION OF DEBT SECURITIES

General

The Debt Securities offered by this prospectus will be our direct unsecured general obligations. This prospectus describes certain general terms of the Debt Securities offered through this prospectus. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The Debt Securities will be issued under the Indenture (For Debt Securities), dated as of October 28, 1999, between us and The Bank of New York Mellon, as trustee, or one or more additional indentures for Debt Securities between us and a trustee elected by us. The Indenture (For Debt Securities) appears in a prior registration statement of ours and is incorporated by reference into the registration statement of which this prospectus is a part. The form of any additional indenture, between us and a trustee which we will name, under which we may issue Debt Securities is filed as an exhibit to the registration statement. In this prospectus we refer to each of the Indenture (For Debt Securities) and the form of indenture for Debt

Securities, as applicable, as the “Debt Securities Indenture.” We refer to the trustee under any Debt Securities Indenture as the “Debt Securities Trustee.”

The prospectus supplement applicable to a particular series of Debt Securities may state that a particular series of Debt Securities will be subordinated obligations of our company. The form of debt securities indenture includes optional provisions (designated by brackets (“[ ]”)) that will appear in a separate indenture for subordinated debt securities in the event we issue subordinated debt securities. In the following discussion, we refer to any of these subordinated obligations as the “Subordinated Debt Securities.” Unless the applicable prospectus supplement provides otherwise, we will use a separate Debt Securities Indenture for any Subordinated Debt Securities that we may issue. The Indenture (for Debt Securities) dated October 28, 1999 has been, and any future Debt Securities Indenture will be, qualified under the Trust Indenture Act and you should refer to the Trust Indenture Act for the provisions that apply to the Debt Securities.

We have summarized selected provisions of the Debt Securities Indenture below. Each Debt Securities Indenture will be independent of any other Debt Securities Indenture unless otherwise stated in a prospectus supplement. The summary that follows is not complete and the summary is qualified in its entirety by reference to the provisions of the applicable Debt Securities Indenture. You should consult the Debt Securities themselves, the Debt Securities Indenture, any supplemental indentures, officers’ certificate and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we file with the SEC, which are incorporated by reference into this prospectus. In the summary below, we have included references to applicable section numbers of the Debt Securities Indenture so that you can easily locate these provisions.

Ranking

Our Debt Securities that are not designated Subordinated Debt Securities will be effectively subordinated to all of our currently outstanding and future First Mortgage Bonds (including, prior to the Release Date, Senior Notes secured by First Mortgage Bonds) to the extent of the value of the collateral securing such First Mortgage Bonds. The First Mortgage Bond holders have a first lien on substantially all of our assets.

After the Release Date, our Senior Notes will rank equally with our Debt Securities that are not designated Subordinated Debt Securities. Our Debt Securities that are designated Subordinated Debt Securities will be subordinate to all of our currently outstanding and future First Mortgage Bonds, Senior Notes and Debt Securities that are not designated Subordinated Debt Securities. As of September 30, 2008, we had an aggregate principal amount of $3.0 billion First Mortgage Bonds outstanding, including $400 million issues to secure our Senior Notes, and an aggregate principal amount of $500 million Debt Securities outstanding, none of which were Subordinated Debt Securities. The Indenture (for Debt Securities) does not limit the amount of First Mortgage Bonds or Senior Notes that we may issue.

Provisions of a Particular Series

The Debt Securities may, from time to time, be issued in one or more series. You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information:

•	the title of the Debt Securities;

•	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

•	the date on which the principal of the Debt Securities will be payable;

•	the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any; and

—	the date from which any interest will accrue;

—	the dates on which we will pay interest; and

—	the record date for any interest payable on any interest payment date;

•	the place where,

—	the principal of, premium, if any, and interest on the Debt Securities will be payable;

—	you may register transfer of the Debt Securities;

—	you may exchange the Debt Securities; and

—	you may serve notices and demands upon us regarding the Debt Securities;

•	the Security Registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities;

•	the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the denominations in which we may issue Debt Securities;

•	the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•	the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	if we issue Debt Securities as global securities,

—	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—	any limitations on the right to obtain definitive certificates for the Debt Securities; and

—	any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer securities;

•	any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any credit enhancement applicable to the Debt Securities;

•	any addition to the Events of Default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities; and

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 301 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Subordination

The applicable prospectus supplement may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below. If so, we will issue these securities under a separate Debt Securities Indenture for Subordinated Debt Securities. In the event that we issue Subordinated Debt Securities, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness (as defined below), including our Debt Securities that are not designated as Subordinated Debt Securities, to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For further information see “— Ranking” above.

No payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Subordinated Debt Securities may be made if:

•	any Senior Indebtedness is not paid when due;

•	any applicable grace period with respect to default in payment of any Senior Indebtedness has ended, and the default has not been cured or waived; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on all outstanding Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.

Except as otherwise defined in a prospectus supplement, the term “Senior Indebtedness” means:

•	obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Securities Indenture) of, or guaranteed or assumed by, us:

—	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities); or

—	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles; or

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Securities Indenture or subsequently incurred by us.

The Subordinated Debt Securities Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Form, Exchange and Transfer

Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any Transfer Agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar. No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or Transfer Agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the applicable Debt Securities Indenture.

The applicable prospectus supplement will state the name of any Transfer Agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional Transfer Agents or withdraw the designation of any Transfer Agent or make a change in the office through which any Transfer Agent acts. We must, however, maintain a Transfer Agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period of 15 days immediately preceding the mailing of a notice of redemption of any Debt Securities called for redemption; or

•	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 305 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the Paying Agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete Paying Agents or change the office through which any Paying Agent acts. We must, however, maintain a Paying Agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the applicable Debt Securities Indenture.

All money we pay to a Paying Agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for the provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of random selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the Paying Agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 404 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets:

—	is organized and validly existing under the laws of any domestic jurisdiction; and

—	expressly assumes our obligations on the Debt Securities and under the applicable indentures;

•	immediately after the transaction becomes effective, no Event of Default, and no event that would become an Event of Default, shall have occurred and be continuing; and

•	we will have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the applicable Debt Securities Indenture.

Events of Default

“Event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on Debt Securities of that series within 30 days;

•	failure to pay principal or premium when due on any Debt Security of that series;

•	breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default set forth in the applicable prospectus supplement.

For more information, see Section 801 of the applicable Debt Securities Indenture.

An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to the Debt Securities of any other series issued under the applicable indenture.

If an Event of Default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable.

If an Event of Default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all Events of Default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay:

—	all overdue interest on all Debt Securities of the particular series;

—	the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

—	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

—	all amounts due to the Debt Securities Trustee under the applicable indenture; and

•	any other Event of Default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 802 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an Event of Default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity.

For more information, see Section 903 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless:

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing Event of Default of that particular series;

•	the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an Event of Default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•	the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 807 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

•	to add any additional Events of Default;

•	to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

•	to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a noncertificated system of registration for any series of Debt Securities;

•	to change any place where

—	the principal of and any premium and interest on any Debt Securities are payable,

—	any Debt Securities may be surrendered for registration of transfer or exchange, or

—	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 1201 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive:

•	compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

•	any past default under the applicable indenture, except a default in the payment of principal, premium, or interest, and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).

The Trust Indenture Act may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes; and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

•	may not, without the consent of the holder of each outstanding Debt Security affected:

—	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

—	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—	reduce any premium payable upon the redemption of the Debt Securities;

—	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

—	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•	may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•	may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture:

•	changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1202 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any Paying Agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no Event of Default or event that would become an Event of Default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the security register. For more information, see Section 106 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.

Governing Law

The Debt Securities Indentures and the Debt Securities, including any Subordinated Debt Securities Indentures and Subordinated Debt Securities, will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.

Relationship with the Trustee

In the normal course of business, the Trustee under our Indenture (for Debt Securities), dated as of October 28, 1999, or its affiliates provides, and any future trustees or their affiliates, may, from time to time, provide, certain commercial banking, investment banking and securities underwriting services to us and our affiliates.

DESCRIPTION OF PREFERRED STOCK

The following summary of the characteristics of our preferred stock is a summary and is qualified in all respects by reference to our restated charter and bylaws, each as amended, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred stock. Reference is also made to the laws of the State of North Carolina.

General

Our authorized preferred stock consists of the following classes with the following number of authorized shares per class:

•	$5 Preferred Stock — 300,000 shares with no par value;

•	Serial Preferred Stock — 20,000,000 shares with no par value; and

•	Preferred Stock A — 5,000,000 shares with no par value.

As of September 30, 2008, we had issued and outstanding 236,997 shares of $5 Preferred Stock, 349,850 shares of Serial Preferred Stock, and no shares of Preferred Stock A. Generally, each class of our preferred stock ranks equally with each other class and senior to our preference stock and our common stock.

Our board of directors may authorize the preferred stock to be issued from time to time as one or more series of $5 Preferred Stock, Serial Preferred Stock, or Preferred Stock A. For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article Fourth of our restated charter, may establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

$5 Preferred Stock

Our charter authorizes 300,000 shares of $5 Preferred Stock, 236,997 of which are outstanding as of September 30, 2008. The terms of the $5 Preferred Stock generally include:

•	cumulative annual dividends of $5 per share;

•	a liquidation preference, which may vary depending on the issuance date of the $5 Preferred Stock. The liquidation preference is $100 per share if the $5 Preferred Stock was issued prior to June 1, 1980, and if issued on or after June 1, 1980, the liquidation preference is fixed by the board of directors at the time the series is issued;

•	voting rights of one vote per share; and

•	redemption rights exercisable upon the affirmative vote of a majority the holders of our outstanding common stock for $110 per share, plus accrued and unpaid dividends.

Serial Preferred Stock

Our charter authorizes 20,000,000 shares of Serial Preferred Stock. We have designated 100,000 shares as $4.20 Serial Preferred, all of which are outstanding as of September 30, 2008, and 250,000 shares as $5.44 Serial Preferred, 249,850 of which are outstanding as of September 30, 2008. The terms of the Serial Preferred Stock generally include:

•	cumulative dividends at the rate fixed for such series as determined by the board of directors. Currently, the $4.20 Serial Preferred has a dividend rate of $4.20 per annum, and the $5.44 Serial Preferred has a dividend rate of $5.44 per annum;

•	a liquidation preference, which may vary depending on the issuance date of the Serial Preferred Stock. The liquidation preference is $100 per share if the Serial Preferred Stock was issued prior to June 1, 1980, and if issued on or after June 1, 1980, the liquidation preference is fixed by the board of directors at the time the series is issued. The liquidation preference for each of our $4.20 Serial Preferred and $5.44 Serial Preferred is $100 per share;

•	voting rights of one vote per share; and

•	redemption rights exercisable upon the affirmative vote of a majority of the board of directors at the redemption price fixed by the board of directors at the time the series is issued, plus accrued and unpaid dividends. The redemption price for the $4.20 Serial Preferred is $102 per share, and the redemption price for the $5.44 Serial Preferred is $101 per share.

Preferred Stock A

Our charter authorizes 5,000,000 shares of Preferred Stock A, none of which are outstanding as of September 30, 2008. The terms of the Preferred Stock A generally include:

•	cumulative dividends at the rate fixed for such series as determined by the board of directors;

•	a liquidation preference, which may vary depending on the issuance date of the Preferred Stock A. The liquidation preference is $100 per share if the Preferred Stock A was issued prior to

June 1, 1980, and if issued on or after June 1, 1980, the liquidation preference is fixed by the board of directors at the time the series is issued; and

•	redemption rights exercisable upon the affirmative vote of a majority of the board of directors at the redemption price fixed by the board of directors at the time the series is issued, plus accrued and unpaid dividends.

Certain Voting Rights of Preferred Stock Holders

Holders of our $5 Preferred Stock and Serial Preferred Stock are generally entitled to one vote per share, while holders of our Preferred Stock A do not have a right to vote in elections of directors or on any other matter, except as required by law or as specifically required under our restated charter. In the event that we have not made distributions with respect to any of our preferred stock for a period of at least four quarters, until all dividends accumulated through the current dividend period have been paid, our restated charter permits the holders of each class of our preferred stock to elect a majority of the directors to our board of directors. Additionally, our restated charter permits the holders of each class of our preferred stock to vote on certain amendments to our restated charter that materially and adversely affect the rights, preferences, or privileges of the preferred stock. When entitled to vote, each share of our Preferred Stock A is generally entitled to one vote per share.

Dividend Restrictions and Certain Covenants

If and so long as any dividend on any of our preferred stock is in arrears, or if there shall be any voluntary or involuntary liquidation and the amount payable with respect to any of our preferred stock is not paid in full, or if we shall not have made all payments due under the terms of the sinking fund for the purchase or redemption of any series of our Preferred Stock A, we cannot pay or declare any dividends on, or make any other distribution on, or redeem, purchase or otherwise acquire for value any shares of our common stock, preference stock, or any other class of stock ranking subordinate to our preferred stock as to the payment of dividends or distribution of assets.

We cannot create or authorize a new class of stock ranking prior to or on a parity with any of our preferred stock as to dividends or distributions, or create or authorize any security convertible into shares of such stock, unless the holders of at least two-thirds of the outstanding shares of the class of preferred stock affected consent thereto.

So long as any shares of our preferred stock are outstanding, we cannot, without the consent of the holders of a majority of the of the total number of shares of preferred stock, considered as one class, then outstanding:

•	increase the total authorized amount of any class of our preferred stock;

•	merge or consolidate with or into any other corporation, unless such merger or consolidation shall have been ordered, approved or permitted by the SEC under the provisions of the Public Utility Holding Company Act of 1935 or by any successor commission or other regulatory authority of the United States of America having jurisdiction over the exchange, issuance or assumption of securities in connection with such merger, similar to that conferred upon the Securities and Exchange Commission by the Public Utility Holding Company Act of 1935;

•	issue shares of any preferred stock or any other class of stock ranking prior to or on a parity with any of our preferred stock as to dividends or distributions, unless:

—	our net income available for the payment of dividends for a period of 12 consecutive months within the 15 calendar months immediately preceding the issuance is at least equal to twice the annual dividend requirements on all outstanding shares of our preferred stock and of all other classes of stock ranking prior to or on a parity with any of our preferred stock as to dividends or distributions, including the shares to be issued; and

—	our gross income available for the payment of interest for a period of 12 consecutive months within the 15 calendar months immediately preceding the issuance is at least equal to one and one-half times the sum of (i) the annual interest charges on all interest bearing indebtedness and (ii) the annual dividend requirements on all outstanding shares of our preferred stock and of all other classes of stock ranking prior to or on a parity with any of our preferred stock as to dividends or distributions, including the shares to be issued; and

•	issue shares of any preferred stock or any other class of stock ranking prior to or on a parity with any of our preferred stock as to dividends or distributions, unless the aggregate of our surplus and the capital applicable to our common stock is not less than the aggregate stated value of our preferred stock, and of all other classes of stock ranking prior to or on a parity with any of our preferred stock as to dividends or distributions, to be outstanding immediately after such issuance (excluding from the foregoing calculation all indebtedness and stock to be retired in connection with such issuance); provided, however, that no portion of the surplus used to meet the foregoing requirements shall be available for dividends or distributions upon our common stock after such issuance and until such shares or a like number of any other class of stock ranking prior to or on a parity with such shares shall have been retired.

So long as any shares of our preferred stock are outstanding, we cannot pay dividends (other than dividends on our common stock payable by the issuance of our common stock) on, or make any distribution on, or redeem, purchase or otherwise acquire for value, any of our common stock, preference stock or other stock ranking subordinate to our preferred stock as to the payment of dividends or distribution of assets, if, after giving effect to any such payment, distribution, redemption, purchase or other acquisition, the aggregate amount of such payments, distributions, redemptions, purchases and other acquisitions subsequent to December 31, 1945 exceeds:

•	50% of the aggregate of net income available for common stock subsequent to December 31, 1945, if at the end of the calendar month immediately preceding the dividend declaration date, the common stock equity (as defined below) is less than 20% of total capitalization, including surplus; or

•	75% of the aggregate of net income available for common stock subsequent to December 31, 1945, if at the end of the calendar month immediately preceding the dividend declaration date, the common stock equity is less than 25% but at least 20% of total capitalization, including surplus;

provided that, if and so long as the common stock equity is at least 25% of total capitalization, including surplus, all restrictions on the payment of dividends on, the purchase or acquisition of, or distributions on our common stock shall be eliminated; provided further that,

•	after we have reached a ratio of 25% of total capitalization once, dividends on, distributions on, or purchases or other acquisitions of our common stock aggregating an amount in excess of 75% of our current year’s earnings available for common stock shall not be made if after such payment, distribution, purchase or acquisition, the ratio of common stock equity to total capitalization, including surplus, will be less than 25% but not less than 20%; and

•	after we have reached a ratio of 20% of total capitalization once, dividends on, distributions on, or purchases or other acquisitions of our common stock aggregating an amount in excess of 50% of our current year’s earnings available for common stock shall not be made if after such payment, distribution, purchase or acquisition, the ratio of common stock equity to total capitalization, including surplus, will be less than 20%.

As used herein under the caption “Description of Preferred Stock — Dividend Restrictions and Certain Covenants”, the term “common stock equity” shall mean the aggregate of the stated value of our common stock (including proceeds from the sale or issuance of our common stock since December 31, 1945) and surplus.

Transfer Agent

The transfer agent and registrar for our $5 Preferred Stock, $4.20 Serial Preferred, and $5.44 Serial Preferred is Computershare Trust Company, N.A. The transfer agent and registrar for our other series of preferred stock will be set forth in the applicable prospectus supplement.

Future Series of Preferred Stock

Our board of directors may authorize the preferred stock to be issued from time to time as one or more series of $5 Preferred Stock, Serial Preferred Stock, or Preferred Stock A. All shares of preferred stock of all series shall be of equal rank and all shares of any particular series of preferred stock shall be identical, except as to the date or dates from which dividends thereon shall be cumulative. For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article Fourth of our charter, may establish:

•	the number of shares in each series;

•	the annual dividend rate;

•	the date from which dividends shall be cumulative;

•	the redemption price(s) (if any);

•	the terms and conditions on which shares may be redeemed;

•	any sinking fund provisions;

•	amounts payable upon voluntary or involuntary liquidation;

•	the terms and conditions upon which shares may be converted; and

•	the qualifications, limitations or restrictions thereof.

GLOBAL SECURITIES

We may issue some or all of our securities of any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security:

•	will not be entitled to have the global security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

•	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;

•	the trustee under any indenture; or

•	any agent of any of the above.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	directly through a limited number of institutional or other purchasers or to a single purchaser;

•	through agents; or

•	by any other legal means.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including:

•	the names of any underwriters, dealers or agents, and the respective amounts underwritten by each;

•	the purchase price and the net proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed, re-allowed or paid to dealers; and

•	any securities exchanges on which we may list any offered securities.

We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement states otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.

The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.

Agents and underwriters may be entitled, under agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Current Report on Form 8-K dated November 6, 2008, for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report on the consolidated financial statements and consolidated financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2008 and the adoption of new accounting principles in 2007 and 2006), which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless the applicable prospective supplement provides otherwise, Frank A. Schiller, Corporate Secretary of and counsel to Progress Energy Carolinas, Inc. and Hunton & Williams LLP, our outside counsel, will issue opinions about the legality of the offered securities for us. In addition, the prospectus supplement may identify special counsel that will issue certain opinions regarding South Carolina law. Unless the applicable prospectus supplement provides otherwise, any underwriters or agents will be advised about issues relating to this offering by their legal counsel, Dewey & LeBoeuf LLP of New York, New York. As of September 30, 2008, Mr. Schiller beneficially owned, or had options to acquire, a number of shares of our common stock, which represented less than 0.1% of the total outstanding common stock. Mr. Schiller is acquiring additional shares of Progress Energy, Inc. common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.

$

Carolina Power & Light Company d/b/a
Progress Energy Carolinas, Inc.

First Mortgage Bonds
     % Series due 20

Prospectus Supplement
January   , 2009

Joint Book-Running Managers

Deutsche Bank Securities	Goldman, Sachs & Co.

Co-Managers

Banc of America Securities LLC
Mitsubishi UFJ Securities
BNY Mellon Capital Markets, LLC
SunTrust Robinson Humphrey
BB&T Capital Markets